                                                                     EXHIBIT 8.4


INTERNAL REVENUE SERVICE                       DEPARTMENT OF THE TREASURY

Index Numbers: 0355.01-01, 0368.04-00          Washington, DC 20224

Roger D. Wheeler
Chief Tax Officer                              Person to Contact:
General Motors Corporation                     Amber R. Cook, I.D. #50-21646
P.O. Box 300, 300 Renaissance Center           Telephone Number:
MC 482-C14-A68                                 (202) 622-7530
Detroit, MI 48265-3000                         Refer Reply To:
                                               CC:CORP:B04 - PLR-100284-02
                                               Date:
                                               July 2, 2002



Distributing                =     General Motors Corporation
                                  a Delaware corporation
                                  EIN: 38-0572515

Controlled                  =     HEC Holdings, Inc.
                                  a Delaware corporation
                                  EIN: 73-1630111

Sub 1                       =     Hughes Electronics Corporation
                                  a Delaware corporation
                                  EIN: 52-1106564

Sub 2                       =     General Motors Acceptance Corporation
                                  a Delaware corporation
                                  EIN: 38-2833428

Sub 3                       =     DIRECTV Enterprises, Inc.
                                  a Delaware corporation
                                  EIN: 95-4511942

Sub 4                       =     DIRECTV Operations, Inc.
                                  a California corporation
                                  EIN: 95-4511940

Target                      =     EchoStar Communications Corporation
                                  a Nevada corporation
                                  EIN: 88-0336997

Shareholder A               =     AOL Time Warner, Inc. or one of its
                                  subsidiaries

Shareholder B               =     Flat S.p.A.

PLR-100284-02
                                       2



Business A                    =    motor vehicle manufacturing

Business B                    =    telecommunications

Business C                    =    financial services

Distributing Class A stock    =    GM $1-2/3 par value common stock

Distributing Class B stock    =    GM Class H common stock

Controlled Class A stock      =    HEC Holdings Class A common stock

Controlled Class B stock      =    HEC Holdings Crass B common stock

Controlled Class C stock      =    HEC Holdings Class C common stock

Target Class A stock          =    EchoStar Class A common stock

Target Class B stock          =    EchoStar Class B common stock

Individual A                  =    Charles W. Ergen

Date A                        =    December 10, 2001

Date B                        =    June 24, 2002

Date C                        =    March 7, 2002

State A                       =    Delaware

State B                       =    California

a                             =    8

b                             =    2.7 billion

c                             =    4.2 billion

d                             =    100 million

e                             =    8.7

f                             =    96 million

g                             =    8.3

PLR-100284-02                          3



Dear Mr. Wheeler:

         This letter responds to your December 19, 2001 request for rulings regarding certain federal income tax consequences of a proposed transaction. The information submitted in that request and in later correspondence is summarized below.

         The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalties of perjury statement executed by an appropriate party. This office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process.

                                SUMMARY OF FACTS

         Distributing is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing is engaged, directly and indirectly, in Business A, Business B, and Business C.

         Distributing has two classes of voting common stock outstanding, Distributing Class A stock and Distributing Class B stock, both of which are publicly traded. Shareholder B owns more than five percent of Distributing Class A stock. On Date A, Shareholder B announced an offering of notes that are exchangeable for Shareholder B's Distributing Class A stock (the "Shareholder B Notes").

         Before Date B, Distributing had a single class of nonvoting preference stock (the "Preference Stock") outstanding, all of which was owned by Shareholder A. On Date B, the Preference Stock automatically converted into approximately a percent of the outstanding Distributing Class B stock.

         Distributing wholly owns Controlled, Sub 1, and Sub 2. Sub 1 wholly owns Sub 3. Sub 3 Wholly owns Sub 4.

         Distributing conducts Business A, directly and through controlled entities. Sub 1 conducts Business B, directly and through controlled entities, including Sub 3 and Sub 4. Sub 2 conducts Business C directly.

         Financial information has been received indicating that Business A and Business B each have had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years.

PLR-100284-02                           4



         Target is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Target has two classes of common stock outstanding: Target Class A stock, which is publicly traded, and Target Class B stock, which is owned indirectly by Individual A.

         In response to the consolidation that has occurred in Business B in recent years, the managements of Sub 1 and Target have concluded that a combination of Sub 1 and Target will allow the combined entity to compete more effectively in the Business B Industry. Target has agreed to merge into Controlled, provided that Controlled is separated from Distributing and holds the Business B operations currently conducted by Sub 1.

                              PROPOSED TRANSACTION

         To accomplish the separation of Business B from Distributing that will facilitate the merger of Target into Controlled, Distributing has partially completed and proposed the following transaction (the "Proposed Transaction");

         (i) On Date C, Distributing formed Controlled as a wholly owned subsidiary to effect the Proposed Transaction. Controlled currently has a single class of common stock outstanding and conducts no operations (other than those necessary to effect the Proposed Transaction).

         (ii) Before steps (v) and (vi), Sub 3 and Sub 4 will convert into limited liability companies under State A and State B law, respectively.

         (iii) Before steps (v) and (vi), Sub 1 or Sub 3 will borrow up to $b from third party lenders (the "Pre-Closing Loan").

         (iv) Before steps (v) and (vi), Sub 1 will use the proceeds of the Pre-Closing Loan (together with other funds available to Sub
                  1) to make a cash distribution of up to $c to Distributing.

         (v) Immediately following step (iv) and for valid business reasons, Distributing will contribute all of the stock of Sub 1 to Controlled in exchange for Controlled Class C stock (the "Contribution").

         (vi) Following the Contribution, Distributing will distribute all of its Controlled Class C stock to holders of Distributing Class B stock in exchange for all of their Distributing Class B stock outstanding (the "Distribution"), with the exception of (i) up to approximately d shares of Controlled Class C stock (representing approximately e percent of the Controlled Class C stock outstanding) for use in the Debt-for-Equity Exchanges (described below) (the "Exchange Shares") and (ii) approximately f shares of Controlled

PLR-100284-02                          5



                  Class C stock (representing approximately g percent of the Controlled Class C stock outstanding) (the "Retained Shares"). The exact number (and percentages) of the Exchange Shares and the Retained Shares held by Distributing immediately after the Distribution will depend on certain factors that will not be known until the time of the Distribution, but in no event will Distributing hold more than 20 percent of the outstanding Controlled Class C stock immediately following the Distribution.

                  Distributing has been advised by its investment banker that retaining Controlled Class C stock will provide Distributing with a source of liquidity necessary to prevent the deterioration of the credit ratings of Distributing and Sub 2. Distributing will dispose of any retained Controlled Class C stock as soon as disposition is warranted, consistent with the business purpose for the retention, but in any event not later than five years after the date of the Distribution. During the period in which Distributing retains any Controlled Class C stock, none of Distributing's directors or officers will serve as directors or officers of Controlled and Distributing will vote any retained Controlled Class C stock in proportion to the votes cast by the other holders of the Controlled Class C stock.

         (vii) Following the Distribution, Target will merge into Controlled in a transaction the taxpayer represents will qualify as a reorganization under Section 368(a)(1)(A) (the "Merger"). Immediately following the Merger, Controlled will have three classes of common stock outstanding: Controlled Class A stock, Controlled Class B stock, and Controlled Class C stock. In the Merger, holders of Target Class A stock will receive Controlled Class A stock and holders of Target Class B stock will receive Controlled Class B stock. The pre-Merger holders of Controlled Class C stock will retain their stock.

                  The Controlled Class C stock (excluding any Exchange Shares) will represent more than 50 percent of the value of the outstanding Controlled stock immediately following the Merger.

                  The Controlled Class A stock will be entitled to one vote per share. The number of votes per share to which the Controlled Class C stock is entitled will be determined at the time of the Merger such that the Controlled Class C stock held by Distributing (other than the Exchange Shares) and certain of Distributing's historic shareholders will possess more than 50 percent of the voting power of Controlled immediately following the Merger. The Controlled Class B stock initially will have ten votes per share, but that number will be reduced during the two-year period following the Distribution and, in certain cases, thereafter, for subsequent equity issuances, redemptions, sales and other events to

PLR-100284-02                          6



                  prevent the voting power of stock deemed to be acquired as part of a plan that includes the Distribution under Section 355(e) from equaling or exceeding 50 percent.

                  All three classes of Controlled stock will vote together as a single class in the election of directors and for all other matters. The approval of the Controlled Class B stock voting separately as a class, however, will be necessary to approve certain enumerated matters submitted to a shareholder vote (not including the election of directors).

         (viii) Following the Merger, Sub 1 will repay the Pre-Closing Loan and other obligations using funds then available to Controlled and its subsidiaries.

         (ix) Either before or within six months after the Distribution, Distributing intends to satisfy certain of its outstanding debt by issuing or distributing equity to creditors in one or more transactions (the "Debt-for-Equity Exchanges"). Any Debt-for-Equity Exchanges completed before the Distribution will be effected by Distributing using Distributing Class B stock. After the Distribution, Distributing will effect any Debt-for-Equity Exchanges using the Exchange Shares. To the extent Distributing does not use the Exchange Shares in the Debt-for-Equity Exchanges, Distributing intends to either sell such shares for cash within six months after the Distribution or retain these shares for the purpose described in step (vi).

                                 REPRESENTATIONS

         The taxpayer has made the following representations concerning the Contribution and the Distribution:

         (a) To the extent any Indebtedness is owed by Controlled to Distributing after the Distribution, such indebtedness will not constitute stock or securities.

         (b) The fair market value of the Controlled Class C stock and other consideration to be received by each holder of Distributing Class B stock will be approximately equal to the fair market value of the Distributing Class B stock surrendered by the shareholder in the exchange.

         (c) Except with respect to the Distributing shareholders who also hold Distributing indebtedness and surrender such indebtedness for Controlled Class C stock pursuant to the Debt-for-Equity Exchanges, no part of the consideration to be distributed by Distributing to the Distributing shareholders will be received by a shareholder as a creditor, employee, or in any capacity other than that of a Distributing shareholder.

PLR-100284-02                          7



         (d) Except with respect to security holders of Distributing who also hold Distributing Class B stock, no part of the consideration to be distributed by Distributing will be received by a Distributing security holder as an employee or in any capacity other than that of a Distributing security holder.

         (e) The five years of financial information submitted on behalf of Business A is representative of Business A's present operations, and with regard to Business A, there have been no substantial operational changes since the date of the last financial statements submitted.

         (f) The five years of financial information submitted on behalf of Business B is representative of Business B's present operations, and with regard to Business B, there have been no substantial operational changes since the date of the last financial statements submitted.

         (g) Immediately after the Distribution, at least 90 percent of the fair market value of the gross assets of Controlled will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

         (h) Immediately after the Distribution, the gross assets of the active businesses conducted directly by each of Distributing and Sub 1 will have a fair market value of at least five percent of the total fair market value of each corporation's gross assets, including the stock of subsidiaries.

         (i) Following the Proposed Transaction, each of Distributing and Controlled will continue the active conduct of its business independently and with its separate employees.

         (j) The Distribution is being carried out: to facilitate the merger of Target into Controlled. The Distribution is motivated, in whole or substantial part, by this corporate business purpose.

         (k) Other than the disposition by Distributing of the Exchange Shares and the Retained Shares, the potential disposition by Shareholder A of its Distributing Class B stock or Controlled Class C stock, and the potential exchange of the Shareholder B Notes for Shareholder B's Distributing Class A stock, there is no plan or intention by any shareholder who owns five percent or more of any class of Distributing stock, and the Distributing management, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any

PLR-100284-02                           8



                  stock in, or securities of, either Distributing or Controlled after the Distribution and the Merger.

         (l) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Proposed Transaction, other than through stock purchases meeting the requirements of Section 4.05(l)(b) of Rev. Proc. 96-30,1996-1 C.B. 696,705.

         (m) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation with any other corporation (except pursuant to the Merger), or to sell or otherwise dispose of the assets of either corporation after the Proposed Transaction, except in the ordinary course of business.

         (n) For purposes of Section 355(d), immediately after the Distribution, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Distributing stock, that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the Distribution.

         (o) For purposes of Section 355(d), Immediately after the Distribution, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Controlled stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Controlled stock, that was either (i) acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the Distribution or (ii) attributable to distributions on Distributing stock that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the Distribution.

         (p) The Distribution is not part of a plan or series of related transactions (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock entitled to vote of either Distributing or Controlled, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing or Controlled.

PLR-100284-02                          9



         (q) Except for a secured loan existing between Sub 1 and Sub 2, which is intended to reflect arm's length terms and which will be repaid immediately after the Merger, no intercorporate debt will exist between Distributing and Controlled at the time of, or after, the Distribution, other than payables and receivables that arise in the ordinary course of business.

         (r) Immediately before the Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see Section 1.1502-13 end Section 1.1502-14 of the Income Tax Regulations as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; Section 1.1502-13 as published by T.D. 8597). Further, Distributing's excess loss account, if any, with respect to the Controlled stock will be included in income immediately before the Distribution (see Section 1.15O2-19).

         (s) Other than royalty-free licenses for unidentified, incidental intellectual property covered by an intellectual property agreement between Distributing and Sub 1, payments made in connection with all continuing transactions, if any, between Distributing and Controlled will be made for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

         (t) No two parties to the Proposed Transaction are Investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

         (u) The Distributing Class B stock is stock of Distributing for federal income tax purposes.

         (v) None of Distributing, Sub 1, Controlled, Target, or any controlling shareholder of such corporations (within the meaning of Section 1.355-7T(h)(3) of the Income Tax Regulations) will have entered into at any time during the two-year period ending on the date of the Distribution an agreement, understanding, arrangement, or substantial negotiations (within the meaning of Section 1.355-7T(h)(1) of the Income Tax Regulations) regarding an acquisition of Controlled stock from Shareholder A following the Merger.

         (w) None of Distributing, Sub 1, Controlled, Target, or any controlling shareholder of such corporations (within the meaning of Section 1.355-7T(h)(3) of the Income Tax Regulations) has discussed (or will discuss before the Distribution) the Distribution with Shareholder A, a potential buyer of Distributing stock owned by Shareholder A, or any controlling shareholder (within the meaning of Section 1.355-7T(h)(3) of the Income Tax Regulations) of such a potential buyer, other than the provision of information generally made available to the investing public.

PLR-100284-02                          10



         (x) The Distribution is not motivated by a business purpose to facilitate an acquisition of Distributing stock from Shareholder A.

         (y) The Distribution will occur at approximately the same time and in similar form regardless of an acquisition of Distributing stock from Shareholder A.

         (z) At the time of the Distribution, no agreement, understanding, or arrangement (within the meaning of Section 1.355-7T(h)(l) of the Income Tax Regulations) will exist regarding any acquisition of the Retained Shares and no agreement, understanding, arrangement, or substantial negotiations (within the meaning of Section 1.355-7T(h)(1) of the Income Tax Regulations) regarding any such acquisition will occur or exist at any time during the one-year period following the Distribution.

                                     RULINGS

         Based solely on the information submitted and the representations set forth above, we rule as follows:

         (1) The Contribution, followed by the Distribution, will be a reorganization under Section 368(a)(1)(D). Distributing and Controlled each will be a "party to a reorganization" under
                  Section 368(b).

         (2) No gain or loss will be recognized by Distributing on the Contribution (Section 361(a)).

         (3) No gain or loss will be recognized by Controlled on the Contribution (Section 1032(a)).

         (4) No gain or loss will be recognized by Distributing on the Distribution (Section 361(c)(1)).

         (5) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) the holders of Distributing Class B stock on the receipt of Controlled Class C stock in exchange for Distributing Class B stock (Section

                  355(a)(1)).


         (6) A shareholder who receives Controlled Class C stock in the Distribution will have an aggregate adjusted basis in the Controlled Class C stock Immediately after the Distribution equal to the aggregate adjusted basis of the Distributing Class B stock surrendered in the Distribution (Section 358(a)(1)).

         (7) The holding period of the Controlled Class C stock received by a shareholder in the Distribution will include the holding period of the

PLR-100284-02                          11



         Distributing Class B stock surrendered in exchange therefor, provided the Distributing Class B stock is held as a capital asset on the date of the Distribution (Section 1223(1)).

(8) Earnings and profits will be allocated between Distributing and Controlled in accordance with Sections 312(h) and 1.312-10(a).

(9) Distributing's retention of the Retained Shares (and the Exchange Shares to the extent not distributed in the Debt-for-Equity Exchanges) will not be in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax within the meaning of
         Section 355(a)(1)(D)(ii).

(10) An acquisition from Distributing of any Retained Shares will not be treated as part of a plan described in Section 355(e)(2) that includes the Distribution.

(11) An acquisition of Distributing Class B stock or Controlled Class C stock from Shareholder A will not be treated as part of a plan described in Section 355(e)(2) that includes the Distribution.

(12) No gain or loss will be recognized by Distributing on the Debt-for-Equity Exchanges to the extent Distributing uses Distributing Class B stock to satisfy outstanding Distributing debt (Section 1032).

(13) No gain or loss will be recognized by Distributing on the Debt-for-Equity Exchanges to the extent Distributing uses Controlled Class C stock to satisfy outstanding Distributing debt (Section 361(c)(3)).


                                    CAVEATS


         No opinion is expressed about the tax treatment of the Proposed Transaction under other provisions of the Code or regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the Proposed Transaction that are not specifically covered by the above rulings. In particular, no opinion is expressed on

(i) the tax treatment of the royalty-free licensing agreement referred to above in representation(s);

(ii) whether the Distributing Class B stock is stock of Distributing for federal income tax purposes;

(iii) whether Distributing's acquisition of its own debt results in income from discharge of indebtedness under Section 61(a)(12) or any other provisions;

(iv)     the tax treatment of any sales of the Exchange Shares for cash; and

PLR-100284-02                          12



         (V)      the Merger described in step (vii) above.


                              PROCEDURAL STATEMENTS


         This ruling letter is directed only to the taxpayer who requested it.
Section 6110(k)(3) provides that it may not be used or cited as precedent.

         Each taxpayer involved in this transaction should attach a copy of this ruling letter to the taxpayer's federal income tax return for the taxable year in which the transaction covered by this letter is completed.

         Under a power of attorney on file in this office, a copy of this letter is being sent to your authorized representatives.


                                        Sincerely,




                                        /s/ LEWIS K BRICKATES
                                        ----------------------------------------
                                        Lewis K Brickates
                                        Acting Chief, Branch 4
                                        Office of Associate Chief Counsel
                                        (Corporate)